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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Price Legacy Corporation
(Name of Registrant as Specified In Its Charter)

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NEWS
(XLG)
FOR IMMEDIATE RELEASE:	February 27, 2004
Contact:	Jeffrey Fisher, CFO, Price Legacy Corporation. 17140 Bernardo Center Drive, Suite 300, San Diego, CA 92128 (858) 675-9400

PRICE LEGACY CORPORATION ANNOUNCES EARNINGS FOR THE QUARTER AND YEAR ENDED DECEMBER 31, 2003

        San Diego, CA.    (February 27, 2004)—Price Legacy Corporation (AMEX: XLG) reported Funds from Operations (FFO) before non-recurring charges for the quarter ended December 31, 2003 of $1.4 million or $0.04 per common share. This compares to FFO before non-recurring charges of $2.2 million or $0.06 per common share for the fourth quarter in 2002 (a reconciliation of FFO to net income (loss) is included later in this release).

        After recording non-recurring charges totaling approximately $97 million, the 2003 fourth quarter reportable FFO was a negative $95.6 million or a negative $2.72 per share. These charges were principally due to the implementation of a Company-wide reorganization which was announced last September. As part of this plan, on February 6, 2004, the Company announced a $93 million impairment to reflect the fair value of certain non-core assets and the Company's intention to ultimately sell these assets and redeploy the proceeds from disposition into the acquisition of high quality, income-generating properties, the reduction of debt, or the redemption of the Company's 8.75% Series A preferred stock. None of these assets are income-producing and these charges should not impact the Company's ability to pay dividends in the future. The quarter was also affected by a $2.9 million legal settlement with a former partner and a $1.5 million charge in connection with a Master Separation Agreement with former officers of the Company.

        FFO before non-recurring charges for the year ended December 31, 2003 was $7.6 million or $0.21 per common share. As a result of the non-recurring items described above, FFO for the year ended December 31, 2003 was reduced to a negative $93.5 million or a negative $2.56 per common share compared to $3.6 million or $0.09 per common share for the same period in 2002.

        Total revenue for the year ended December 31, 2003 was $126.1 million compared to $114.2 million for the year ended December 31, 2002. Net loss (after preferred dividends) for the quarter ended December 31, 2003 was $91.0 million or a negative $2.59 per common share and for the year ended December 31, 2003 was a net loss of $120.7 million or negative $3.30 per common share.

        In addition to the write-downs and other non-recurring charges, the quarterly results were negatively impacted by the bankruptcies of three tenants that resulted in three significant vacancies at properties located in Westbury, NY and Wayne, NJ. A new lease has been signed with a major national tenant for the vacant space at Westbury, with rent scheduled to commence in May 2004.

        Price Legacy had total assets of approximately $1.2 billion and total liabilities of approximately $594 million at December 31, 2003.

        As previously announced, Price Legacy has commenced an exchange offer for all of its 8 3/4% Series A Cumulative Redeemable Preferred Stock. The exchange offer is scheduled to expire at 12:00 midnight, New York City time, on March 11, 2004, unless extended. In the exchange offer, Price Legacy is offering to exchange, at the election of the holder, 4.2 shares of its common stock (or 1.05 shares of common stock after giving effect to Price Legacy's proposed 1-for-4 reverse stock split) or one share of a new series of preferred stock of Price Legacy, to be designated 6.82% Series 1 Cumulative Redeemable Preferred Stock, for each outstanding share of Series A preferred stock.

        The exchange offer is part of a previously announced recapitalization transaction, in which Price Legacy will also seek to exchange shares of common stock for all outstanding shares of its Series B preferred stock and amend its charter to, among other things, (1) effect a 1-for-4 reverse stock split of its common stock, (2) designate and establish the terms of the Series 1 preferred stock that may be issued in exchange for shares of Series A preferred stock, (3) eliminate the Series B preferred stock following its exchange for common stock and (4) change the manner of election of Price Legacy's board of directors.

        The recapitalization transaction is subject to the approval of Price Legacy's stockholders and other customary conditions. Stockholders of record on February 4, 2004 may vote on the transaction at a special meeting scheduled for 10 a.m., local time, on March 11, 2004, at the Rancho Bernardo Inn in San Diego. Price Legacy mailed definitive proxy materials relating to the special meeting to its stockholders on or about February 11, 2004. If approved by its stockholders, Price Legacy expects to close the transaction as soon as possible after the special meeting.

        Price Legacy acquires, operates, develops and sells open-air shopping centers nationwide. The Company manages its properties through regional offices located in Arizona, California, Florida, and Virginia. Price Legacy has its corporate offices in San Diego, California, is organized as a REIT and has a taxable REIT subsidiary, Excel Legacy Holdings Inc. Price Legacy is committed to providing an environment of stability and growth for its stockholders and tenants. For more information on Price Legacy, visit the Company's Web site at www.PriceLegacy.com.

Funds From Operations

	Three Months Ended December 31		Twelve Months Ended December 31
	2003	2002	2003	2002
Net Income (loss)	$(91,022)	$4,165	$(70,861)	$41,227
Depreciation and amortization	7,543	5,664	22,533	17,517
Depreciation and amortization of discontinued operations	107	246	801	1,808
Price Legacy's share of joint venture depreciation	296	510	1,442	987
Depreciation of non-real estate assets	(35)	(36)	(113)	(156)
Net loss on sale of investments	730	—	816	—
Net (gain) loss on sale of real estate	(716)	—	(799)	(291)
Net (gain) loss on sale of discontinued operations	—	(136)	2,502	(9,284)
Non-cash effect of accounting change by equity investor	—	672	—	672

FFO before preferred dividends	(83,097)	11,085	(43,679)	52,480
Preferred dividends	(12,551) (1)	(12,300) (2)	(49,821) (3)	(48,849) (4)

FFO	$(95,648)	$(1,215)	$(93,500)	$3,631

(1)
Includes $2.9 million of non-cash dividends accrued on our Series B preferred stock

(2)
Includes $2.7 million of non-cash dividends accrued on our Series B preferred stock

(3)
Includes $11.6 million of non-cash dividends accrued on our Series B preferred stock

(4)
Includes $10.4 million of non-cash dividends accrued on our Series B preferred stock

####

        Price Legacy uses a supplemental REIT performance measure called Funds from Operations (FFO) which is defined as net income plus depreciation and amortization expense and gains (losses) from sales of depreciable operating real estate and other investments. FFO is not a measure of operating results or cash flows from operating activities as defined by generally accepted accounting principles, may not be comparable to similarly titled measures of other companies and should not be used as an indicator of cash available or as an alternative to cash flows. Price Legacy believes, however, that FFO provides relevant information about its operations and is necessary, along with net income, for an understanding of its operating results. Price Legacy also believes that FFO provides useful information about its performance when compared to other REIT's since FFO is generally recognized as the industry standard for reporting the operations of REITs.

        Certain statements in this release that are not historical fact may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Price Legacy acknowledges that the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act does not apply to forward-looking statements made in connection with an exchange offer or a going private transaction. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of Price Legacy to differ materially from historical results or from any results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from current expectations include changes in general economic conditions, real estate conditions, competition, litigation, financial performance of Price Legacy's properties, joint ventures and investments, and environmental and other liabilities. The Company refers you to the documents it files from time to time with the Securities and Exchange Commission available through the Company's website at www.PriceLegacy.com, which discuss these and other factors that could adversely affect the Company's results. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Price Legacy undertakes no obligation to update publicly or revise any forward-looking statements.

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PRICE LEGACY CORPORATION ANNOUNCES EARNINGS FOR THE QUARTER AND YEAR ENDED DECEMBER 31, 2003